Exhibit 99.1

TERMINATION OF GROUP AGREEMENT

October 27, 2026

Each of the undersigned was a party to that certain Group Agreement, dated as of September 23, 2024 (the “Group Agreement”), with respect to Red Robin Gourmet Burgers, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Group Agreement.

WHEREAS, pursuant to Section 9 of the Group Agreement, the Group Agreement terminated upon the second anniversary of the Effective Date;

WHEREAS, notwithstanding the passing of the second anniversary of the Effective Date, JCP and Jumana elected to remain as members of a “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) and to continue to coordinate their activities with respect to the Company; and

WHEREAS, JCP and Jumana now desire to cease the coordination of their activities with respect to the Company and to no longer be members of a “group” with respect to the Company.

NOW, THEREFORE, JCP and Jumana hereby agree that they are no longer coordinating their activities or acting as a “group” with respect to the Company effective immediately.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Termination of Group Agreement to be executed as of the day and year first above written.

JCP Investment Partnership, LP

By:	JCP Investment Management, LLC Investment Manager

By:	/s/ James C. Pappas
	Name:	James C. Pappas
	Title:	Managing Member

JCP Investment Partners, LP

By:	JCP Investment Holdings, LLC General Partner

By:	/s/ James C. Pappas
	Name:	James C. Pappas
	Title:	Sole Member

JCP Investment Holdings, LLC

By:	/s/ James C. Pappas
	Name:	James C. Pappas
	Title:	Sole Member

JCP Investment Management, LLC

By:	/s/ James C. Pappas
	Name:	James C. Pappas
	Title:	Managing Member

/s/ James C. Pappas
James C. Pappas

Jumana Capital Investments LLC

By:	/s/ Christopher Martin
	Name:	Christopher Martin
	Title:	Manager

/s/ Christopher Martin
Christopher Martin